EXHIBIT 11 - COMPUTATION OF NET INCOME PER SHARE
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

                                                              Year Ended December 31,
                                                        1995         1994         1993
                                                     ----------   ----------   ----------

Net income                                           $2,402,247   $1,212,823   $1,502,358
                                                     ==========   ==========   ==========

Weighted average shares:
  Common shares outstanding                           3,775,327    2,976,018    2,619,518

  Common equivalent shares representing shares
     issuable upon exercise of stock options            295,906      411,202    1,068,222
                                                     ----------   ----------   ----------


             Total weighted average
                shares - primary                      4,071,233    3,387,220    3,687,740

  Incremental common equivalent shares
     (calculated using the higher of end of period
     or average market value)                           790,904      619,581      661,132
                                                     ----------   ----------   ----------

             Total weighted average
                shares - fully diluted                4,862,137    4,006,801    4,348,872
                                                     ==========   ==========   ==========

Primary net income per common and common
     equivalent share                                $     0.59   $     0.36   $     0.41
                                                     ==========   ==========   ==========

Fully diluted net income per common and
     common equivalent share                         $     0.49   $     0.30   $     0.35
                                                     ==========   ==========   ==========
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